Exhibit 99.1
Press Release
DENVER, CO – April 30, 2025	Contact: Trent Trujillo
Email: ttrujillo@udr.com

UDR ANNOUNCES FIRST QUARTER 2025 RESULTS

AND REAFFIRMS FULL-YEAR 2025 GUIDANCE RANGES

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its first quarter 2025 results. Net Income, Funds from Operations (“FFO”), and FFO as Adjusted (“FFOA”) per diluted share for the quarter ended March 31, 2025, are detailed below.

	Quarter Ended March 31
Metric	1Q 2025 Actual	1Q 2025 Guidance	1Q 2024 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.23	$0.24 to $0.26	$0.13	$0.10	77%
FFO per diluted share	$0.58	$0.60 to $0.62	$0.60	$(0.02)	(3)%
FFOA per diluted share	$0.61	$0.60 to $0.62	$0.61	$0.00	0%

Same-Store (“SS”) results for the first quarter 2025 versus the first quarter 2024 and the fourth quarter 2024 are summarized below.

SS Growth / (Decline)	Year-Over-Year (“YOY”): 1Q 2025 vs. 1Q 2024	Sequential: 1Q 2025 vs. 4Q 2024
Revenue	2.6%	0.5%
Expense	2.3%	3.5%
Net Operating Income (“NOI”)	2.8%	(0.9)%

As previously announced, during the first quarter the Company completed the sales of Leonard Pointe, a 188-home apartment community in New York, for gross proceeds of $127.5 million and One William, a 185-home apartment community in New Jersey, for gross proceeds of $84.0 million.

Also during the first quarter, the Company,

●	Commenced development of 3099 Iowa, a 300-home apartment community in Riverside, CA, with an expected total development cost of $133.6 million, or $445,000 per apartment home.
●	Increased its Debt and Preferred Equity joint venture loan investment in 1300 Fairmount, a 478-home apartment community in Philadelphia, PA, by acquiring the senior loan from the lender for $114.6 million, bringing its total investment in the joint venture to $183.2 million. Acquiring the senior loan affords UDR more control over the Company’s investment and the apartment community.
●	Earned the distinction of being named a Top Workplace by USA Today for the second consecutive year.

Subsequent to quarter-end, the Company committed to invest, and fully funded, $13.0 million at a contractual return rate of 12.0 percent to a preferred equity investment in a stabilized 256-apartment home community located in the San Francisco MSA as part of a recapitalization.

“2025 has started with high demand for our apartment homes, which led to Same-Store growth exceeding our initial expectations and consensus estimates,” said Tom Toomey, UDR’s Chairman and CEO. “These results demonstrate the strength of our strategy and the value of our operating platform. As we look ahead, there are a variety of macroeconomic and political uncertainties that could affect the economy. Nevertheless, we believe that the fundamental backdrop remains supportive for continued Same-Store and FFOA per share growth.”

Outlook(1)

As shown in the table below, the Company has established the following guidance ranges for the second quarter of 2025 and has reaffirmed its previously provided full-year 2025 guidance ranges.

	2Q 2025 Outlook	1Q 2025 Actual	Reaffirmed Full-Year 2025 Outlook	Full-Year 2025 Midpoint
Net Income per diluted share	$0.11 to $0.13	$0.23	$0.56 to $0.66	$0.61
FFO per diluted share	$0.61 to $0.63	$0.58	$2.45 to $2.55	$2.50
FFOA per diluted share	$0.61 to $0.63	$0.61	$2.45 to $2.55	$2.50
YOY Growth:
SS Revenue	N/A	2.6%	1.25% to 3.25%	2.25%
SS Expense	N/A	2.3%	2.75% to 4.25%	3.50%
SS NOI	N/A	2.8%	0.50% to 3.00%	1.75%
(1)

Additional assumptions for the Company’s second quarter and full-year 2025 outlook can be found on Attachment 13 of the Company’s related quarterly Supplemental Financial Information (“Supplement”). A reconciliation of GAAP Net Income per diluted share to FFO per diluted share and FFOA per diluted share can be found on Attachment 14(D) of the Company’s related quarterly Supplement. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 14(A) through 14(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplement.

Operating Results

In the first quarter, total revenue increased by $8.3 million YOY, or 2.0 percent, to $421.9 million. This increase was primarily attributable to growth in revenue from Same-Store communities and completed developments, partially offset by declines in revenue from property dispositions.

“Same-Store revenue, expense, and NOI growth in the first quarter was better than expected, largely due to the enhancements we made to our Customer Experience strategy which drove a 300 basis point improvement in annualized turnover compared to the prior year period,” said Mike Lacy, UDR’s Chief Operating Officer. “We remain in a position of operating strength with Same-Store occupancy of approximately 97 percent, resident retention that continues to exceed our original expectations, positive sequential momentum on new lease rate growth, steady renewal rate growth in the mid-4 percent range, and continued innovation leading to mid-to-high single digit growth from our various rentable items initiatives.”

In the tables below, the Company has presented YOY and sequential Same-Store results by region.

Summary of Same-Store Results in the First Quarter 2025 versus the First Quarter 2024

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	2.8%	3.9%	2.4%	31.3%	97.2%	0.1%
Mid-Atlantic	4.9%	4.6%	5.0%	20.7%	97.6%	0.3%
Northeast	4.1%	2.7%	4.9%	16.9%	97.4%	0.1%
Southeast	0.5%	(0.1)%	0.7%	13.5%	97.0%	0.1%
Southwest	(0.2)%	(1.1)%	0.4%	10.8%	97.3%	0.8%
Other Markets	0.5%	0.9%	0.4%	6.8%	96.4%	(0.7)%
Total	2.6%	2.3%	2.8%	100.0%	97.2%	0.2%
(1)	Based on 1Q 2025 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Summary of Same-Store Results in the First Quarter 2025 versus the Fourth Quarter 2024

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	0.6%	1.4%	0.3%	31.3%	97.2%	0.3%
Mid-Atlantic	1.0%	6.1%	(1.2)%	20.7%	97.6%	0.5%
Northeast	0.8%	6.8%	(2.4)%	16.9%	97.4%	0.7%
Southeast	0.1%	1.2%	(0.4)%	13.5%	97.0%	0.1%
Southwest	(0.3)%	0.3%	(0.7)%	10.8%	97.3%	0.6%
Other Markets	(0.4)%	5.2%	(2.7)%	6.8%	96.4%	(0.1)%
Total	0.5%	3.5%	(0.9)%	100.0%	97.2%	0.4%
(1)	Based on 1Q 2025 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Transactional Activity

As previously announced, during the quarter, the Company completed the sales of Leonard Pointe, a 188-home apartment community in New York, for gross proceeds of $127.5 million, or $678,000 per apartment home, and One William, a 185-home apartment community in New Jersey, for gross proceeds of $84.0 million, or $454,000 per apartment home.

Development Activity

During the quarter, the Company commenced development of 3099 Iowa, a 300-home apartment community in Riverside, CA, with an expected total development cost of $133.6 million, or $445,000 per apartment home.

Debt and Preferred Equity Program Activity

During the quarter the Company increased its joint venture loan investment in 1300 Fairmount, a 478-home apartment community in Philadelphia, PA, by acquiring the senior loan from the lender for $114.6 million, bringing its total investment in the joint venture to $183.2 million. Acquiring the senior loan affords UDR more control over the Company’s investment and the apartment community. The senior loan has an interest rate of Term SOFR plus 4.05 percent, a default interest rate of Term SOFR plus 12.05 percent and a maturity date of May 2026. Upon acquisition, the loan was placed on non-accrual status.

Subsequent to quarter-end, the Company committed to invest, and fully funded, $13.0 million at a contractual return rate of 12.0 percent to a preferred equity investment in a stabilized 256-apartment home community located in the San Francisco MSA as part of a recapitalization.

Capital Markets and Balance Sheet Activity

The Company’s total indebtedness as of March 31, 2025, was $5.8 billion with only $533.5 million, or 9.7 percent of total consolidated debt, maturing through 2026, including principal amortization and excluding amounts on the Company’s commercial paper program and working capital credit facility. As of March 31, 2025, the Company had approximately $1.1 billion in liquidity through a combination of cash and undrawn capacity on its credit facilities. Please see Attachment 13 of the Company’s related quarterly Supplement for additional details regarding investment guidance.

In the table below, the Company has presented select balance sheet metrics for the quarter ended March 31, 2025, and the comparable prior year period.

	Quarter Ended March 31
Balance Sheet Metric	1Q 2025	1Q 2024	Change
Weighted Average Interest Rate	3.36%	3.38%	(0.02)%
Weighted Average Years to Maturity(1)	4.9	5.4	(0.5)
Consolidated Fixed Charge Coverage Ratio	5.0x	4.8x	0.2x
Consolidated Debt as a percentage of Total Assets	32.8%	32.7%	0.1%
Consolidated Net Debt-to-EBITDAre(2)	5.7x	5.7x	0.0x
(1)	If the Company’s commercial paper balance was refinanced using its line of credit, the weighted average years to maturity would have been 5.1 years with and without extensions for 1Q 2025 and 5.6 years with extensions or 5.5 years without extensions for 1Q 2024.
(2)	Defined as EBITDAre - adjusted for non-recurring items. A reconciliation of GAAP Net Income per share to EBITDAre - adjusted for non-recurring items and GAAP Total Debt to Net Debt can be found on Attachment 4(C) of the Company’s related quarterly Supplement.

Executive Leadership

As previously announced, during the quarter the Company,

●	Promoted Mike Lacy to Senior Vice President – Chief Operating Officer after having served the Company as Senior Vice President – Operations since 2019.
●	Appointed Joe Fisher to Chief Investment Officer (“CIO”) in addition to his responsibilities as President and Chief Financial Officer (“CFO”). In this role, Mr. Fisher has taken on the additional responsibilities of overseeing the Company’s investment and development functions.
●	Announced it will initiate an executive search process to recruit a new CFO. Upon the successful hire of a new CFO, Mr. Fisher will relinquish his responsibilities in that capacity and retain the roles of President and CIO.

Board of Directors

As previously disclosed, subsequent to quarter-end the Company announced that James “Jim” D. Klingbeil has decided not to seek re-election to the Company’s Board of Directors (the “Board”) at the Company’s upcoming Annual Shareholder Meeting. Mr. Klingbeil will continue to serve as a member of the Board until his elected term ends at the Annual Shareholder Meeting and will relinquish his role as Lead Independent Director at that time. Accordingly, the Board has elected Jon A. Grove, a current Director of the Board, to serve as its next Lead Independent Director.

Corporate Responsibility

During the quarter, the Company earned the distinction of being named a Top Workplace by USA Today for the second consecutive year.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the first quarter 2025 in the amount of $0.43 per share, representing a 1.2 percent increase over the comparable period in 2024. The dividend was paid in cash on April 30, 2025, to UDR common shareholders of record as of April 10, 2025. The first quarter 2025 dividend represented the 210th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Financial Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company, which is available on the Investor Relations section of the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 12:00 p.m. Eastern Time on May 1, 2025, to discuss first quarter 2025 results as well as high-level views for 2025. The webcast will be available on the Investor Relations section of the Company’s website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the teleconference dial 877-423-9813 for domestic and 201-689-8573 for international. A passcode is not necessary.

Given a high volume of conference calls occurring during this time of year, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through May 15, 2025, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13753004, when prompted for the passcode. A replay of the call will also be available on the Investor Relations section of the Company’s website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplement will be available on the Investor Relations section of the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “outlook,” “guidance,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, general market and economic conditions, unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, the impact of inflation/deflation on rental rates and property operating expenses, the availability of capital and the stability of the capital markets, the impact of tariffs, geopolitical tensions, and changes in immigration, elevated interest rates, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule or at expected rent and occupancy levels, changes in job growth, home affordability and demand/supply ratio for multifamily housing, development and construction risks that may impact profitability, risks that joint ventures with third parties and Debt and Preferred Equity Program investments do not perform as expected, the failure of automation or technology to help grow net operating income, and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of March 31, 2025, UDR owned or had an ownership position in 60,047 apartment homes, including 300 apartment homes under development. For over 52 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.